Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Lionheart IV Corp (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-254481) of our report dated February 12, 2021, with respect to our audit of the financial statements of Lionheart IV Corp as of January 27, 2021 and for the period from January 14, 2021 (inception through January 27, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

August 24, 2021